Exhibit (d)(5)

EXECUTION COPY

VOTING AGREEMENT

by and among

BEAGLE PARENT CORP.

and

THE STOCKHOLDERS PARTY HERETO

Dated as of August 3, 2011

i

INDEX OF DEFINED TERMS

Term	Section
Affiliate	Section 1.1(a)
Agreement	Preamble
Beneficial Ownership	Section 1.1(b)
Chosen Courts	Section 5.4
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Common Stock	Recitals
Company	Recitals
control	Section 1.1(c)
Covered Shares	Section 1.1(d)
Existing Shares	Section 1.1(e)
GA	Section 1.1(f)
H&F	Section 1.1(g)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Non-Recourse Party	Section 5.17
Parent	Preamble
Permitted Transfer	Section 1.1(h)
Representatives	Section 1.1(i)
Stockholders	Preamble
Transfer	Section 1.1(j)
Voting Period	Section 1.1(k)

ii

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 3, 2011 (this “Agreement”), is entered into by and among Beagle Parent Corp., a Delaware corporation (“Parent”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Beagle Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Emdeon Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner (as hereinafter defined) of the number of outstanding shares of Class A common stock, par value $0.00001 per share, of the Company (“Class A Common Stock”) and/or Class B common stock, par value $0.00001 per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”) set forth opposite such Stockholder’s name on Schedule 1 hereto; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that the Company shall not be deemed an Affiliate of any Stockholder; provided, further, that “portfolio companies” (as such term is customarily used among private equity investors) of a Stockholder shall not be deemed an Affiliate of such Stockholder.

(b) “Beneficial Ownership” by a Person of any security, means, ownership by such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings. Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement, in no event shall (x) H&F and its Affiliates be deemed to Beneficially Own any security of the Company that is Beneficially Owned by GA or any of its Affiliates or (y) GA and its Affiliates be deemed to Beneficially Own any security of the Company that is Beneficially Owned by H&F or any of its Affiliates.

(c) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(d) “Covered Shares” means, with respect to a Stockholder, the Existing Shares that are Beneficially Owned by such Stockholder, together with any other shares of Common Stock or other voting capital stock of the Company that such Stockholder acquires Beneficial Ownership of after the date of this Agreement.

(e) “Existing Shares” means, with respect to a Stockholder, the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule 1 hereto.

(f) “GA” means General Atlantic LLC.

(g) “H&F” means Hellman & Friedman LLC.

(h) “Permitted Transfer” means a Transfer by a Stockholder to an Affiliate of such Stockholder; provided, that such transferee Affiliate agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares that are subject to such Transfer, to the same extent as such transferring Stockholder is bound hereunder; provided, further, that each Stockholder may from time to time Transfer among and between themselves any of the Covered Shares and each such Transfer shall be deemed a Permitted Transfer.

(i) “Representatives” means the officers, directors, employees, agents and advisors of a Person.

(j) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

(k) “Voting Period” means the period from and including the date of this Agreement through the earlier of (x) the date on which the Company obtains the Requisite Company Vote and (y) the termination of this Agreement in accordance with its terms.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote.

(a) Each Stockholder hereby agrees severally and not jointly that during the Voting Period, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, such Stockholder shall, in each case to the extent that the Covered Shares are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(i) appear at each such meeting or otherwise cause all of the Covered Shares Beneficially Owned by such Stockholder as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares over which such Stockholder has voting power as of the applicable record date (w) in favor of the adoption of the Merger Agreement, (x) in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement, (y) against any action or agreement that would result in a material breach of any material representation, warranty, covenant or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement and (z) against any Takeover Proposal.

(b) Notwithstanding anything herein to the contrary (i) nothing in this Agreement, including this Section 2.1, shall limit or restrict any affiliate or designee of any Stockholder who serves as a member of the Board of Directors of the Company in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.4 of the Merger Agreement; (ii) each Stockholder shall remain free to vote (or execute consents or proxies with respect to) its Covered Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, so long as such vote (or execution of consents or proxies with respect thereto) does not violate this Agreement; and (iii) this Section 2.1 shall not require any Stockholder to vote or consent (or cause any Affiliate to vote or consent) to adopt the Merger Agreement or in favor of the Merger or any of the other transactions contemplated by the Merger Agreement, to the extent that the Merger Agreement has been amended or modified, or a provision therein has been waived, in any such case, in a manner that (x) reduces the amount, changes the form or imposes any restrictions or additional conditions on the receipt of the consideration to the Stockholders or (y) is otherwise materially adverse to the Stockholders; or (iv) vote or consent (or cause any Affiliate to vote or consent) its

Covered Shares to amend the Merger Agreement or take any action that could result in the consequences described in the foregoing clauses (iii)(x) and/or (iii)(y)).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants severally and not jointly to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) Ownership. Such Stockholder is, as of the date hereof, the Beneficial Owner of such Stockholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to the Stockholders Agreement, the EBS Operating Agreement and this Agreement, (ii) any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (iii) any Liens granted in connection with a general pledge of Covered Shares to such Stockholder’s prime broker, which do not and will not affect such Stockholder’s Beneficial Ownership of its Covered Shares. As of the date of this Agreement, excluding shares of Common Stock Beneficially Owned by such Stockholder’s Affiliates, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder is the Beneficial Owner and has and it or its permitted Affiliate transferee will have at all times through the last day of the Voting Period, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article II hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Stockholder at all times through the last day of the Voting Period.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by such Stockholder do not and will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of such Stockholder, (ii) conflict with, or result in any violation or breach of, any Laws applicable to such Stockholder or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of such Stockholder, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of any Governmental Authority.

(e) No Inconsistent Agreements. Except for this Agreement and the Stockholders Agreement, such Stockholder has not, as of the date of this Agreement: (i) entered into any voting agreement, voting trust or similar agreement with respect to any of the Covered Shares or (ii) granted any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1).

Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) Ownership. None of Parent, Merger Sub or their respective Affiliates owns, directly or indirectly, beneficially or of record, any shares of Common Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by Parent do not and will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of Parent, (ii) conflict with, or result in any violation or breach of, any Laws applicable to Parent or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of Parent, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent to perform its obligations hereunder.

(d) Consents and Approvals. The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Parent to obtain any consent, approval, authorization or permit of any Governmental Authority.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers. During the Voting Period, each Stockholder agrees severally and not jointly that it shall not Transfer Beneficial Ownership of any of the Covered Shares or any other interest therein, unless such Transfer is a Permitted Transfer; provided, that notwithstanding the foregoing, (i) nothing herein shall prohibit any Transfer of Covered Shares by any Stockholder pursuant to and in accordance with the terms of Section 2.2 of the Merger Agreement and (ii) each Stockholder (and each of its Affiliates) may take any actions specified in clause (iii) of Section 4.3 to the extent the Company is permitted to take such actions under Section 5.4 of the Merger Agreement.

Section 4.2 Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3 No Solicitation. Each Stockholder hereby agrees severally and not jointly that during the Voting Period, it shall not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, (i) solicit, initiate, knowingly facilitate or knowingly take any action designed to encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or may reasonably be expected to constitute, a Takeover Proposal, (ii) enter into or participate in any discussions with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the property, books or records of the Company or its Subsidiaries to, any Person that, to the knowledge of such Stockholder, is seeking to make, or has made, a Takeover Proposal, (iii) execute or enter into any Contract with respect to a Takeover Proposal or (iv) publicly propose to do any of the foregoing; provided, that notwithstanding the foregoing, (A) each Stockholder may, and may authorize and permit any of its Affiliates and Representatives to, take any actions specified in clauses (i), (ii) and/or (iii) of this Section 4.3 to the extent the Company is permitted to take such actions under Section 5.4 of the Merger Agreement with respect to a Takeover Proposal (including the right for any Stockholder and its Affiliates and Representatives to participate in discussions or negotiations regarding such Takeover Proposal with the person making such Takeover Proposal), (B) for the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder and (C) the provisions of this Section 4.3 shall not restrict any “portfolio company” (as such term is customarily used among private equity investors) of any Stockholder or of any of their respective Affiliates, so long as such “portfolio company” is not acting at the direction of any Stockholder.

Section 4.4 No Inconsistent Agreements. Except for this Agreement and the Stockholders Agreement, during the Voting Period, each Stockholder hereby agrees severally and not jointly that it shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Covered Shares or (b) grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1).

Section 4.5 Certain Claims. (a) Each of the Stockholders, on behalf of itself and each of its Affiliates (other than the Company), and (b) Parent, on behalf of itself and each of its Affiliates (including Sponsor), hereby acknowledges and agrees that neither it nor any of its respective Affiliates shall have, and covenants that neither it nor any of its respective Affiliates shall assert, any claim against the other, any of the other’s respective successors, or any of the other’s Non-Recourse Parties (as such term is used in reference to the Stockholders, such term shall have the meaning set forth herein, and as such term is used in reference to Sponsor, Parent and/or Merger Sub, such term shall include the Merger Sub and otherwise have the meaning set forth in the Limited Guarantee and not as defined herein) in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, other than (i) claims under this Agreement, (ii) claims under the Interim Investors Agreement (if a party thereto), (iii) claims under the Transfer Agreement (if a party thereto), (iv) claims under the Rollover Agreement (if a party thereto), (v) claims under the Unit Purchase Agreement (as defined in the Interim Investors Agreement) (if a party thereto), (vi) claims under any other written agreement entered into by any such Stockholder and/or any of their Affiliates on the one hand, and any of Sponsor, Parent, Merger Sub and/or any of their Affiliates on the other hand, and (vii) after the Closing, the right to receive the Merger Consideration under and as provided in Section 2 of the Merger Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 5.2 Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate without any further action required by any Person, on the earliest to occur of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) any withdrawal or modification of, or any amendment to, the Company Board Recommendation by the Company Board in a manner adverse to Parent; (iv) the making of any material change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) reduces the amount, changes the form or imposes any restrictions or additional conditions on the receipt of the consideration to the Stockholders or (y) is otherwise materially adverse to the Stockholders; and (v) the Termination Date (as defined in the Merger Agreement as in effect on the date hereof), and after such termination, this Agreement shall be of no further force or effect; provided, however, that the provisions of Section 4.5 and Article V shall survive any termination of this Agreement.

Section 5.3 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 5.4 Submission to Jurisdiction; Service. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in 5.6 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 5.5 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

Section 5.6 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: John G. Finley

Facsimile: (212) 583-5749

with a copy (which shall not constitute notice or constructive notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 01299

Attention: David C. Chapin

                 R. Newcomb Stillwell

                 Jonathan M. Grandon

Facsimile: (617) 951-7050

If to H&F or any of its Affiliates:

c/o Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, CA 94111

Attention: Arrie Park

Facsimile: (415) 788-0176

with a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Rich Capelouto

Facsimile: (650) 251-5002

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Patrick Naughton

Facsimile: (212) 455-2502

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 5.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder.

Section 5.8 Extension; Waiver. At any time before the termination of this Agreement, Parent, on the one hand, and the Stockholders (by unanimous action), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.9 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Merger Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 5.10 No Third-Party Beneficiaries. Parent, on the one hand, and the Stockholders, on the other hand, hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any party or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 5.12 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.13 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 5.14 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.15 Stockholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and its Covered Shares. Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.4 of the Merger Agreement, and none of such actions taken shall be deemed to constitute a breach of this Agreement by any Stockholder. For the avoidance of doubt, the obligations of each Stockholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Stockholder, and such Stockholder shall not be responsible in any way for the representations and warranties, the performance of any obligations, or the actions or omissions, of any other Stockholder. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.17 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, mangers, agents or Affiliates of any party hereto or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 5.18 Fees and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.19 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

BEAGLE PARENT CORP.

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: President

[Signature Page to Voting Agreement]

HFCP VI DOMESTIC AIV, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

H&F HARRINGTON AIV II, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

HELLMAN & FRIEDMAN CAPITAL
EXECUTIVES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Voting Agreement]

HELLMAN & FRIEDMAN CAPITAL
ASSOCIATES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner
By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Voting Agreement]

HELLMAN & FRIEDMAN INVESTORS VI,
L.P.

By:	Hellman & Friedman LLC,
its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Voting Agreement]

Schedule 1

STOCKHOLDER INFORMATION

Name	Shares of Class A Common Stock	Shares of Class B Common Stock

H&F Harrington AIV II, L.P.	11,639,697	0

HFCP VI Domestic AIV, L.P.	0	22,349,977

Hellman & Friedman Investors VI, L.P.	0	125,178

Hellman & Friedman Capital Executives VI, L.P.	0	99,940

Hellman & Friedman Capital Associates VI, L.P.	0	11,295